EXHIBIT 23.1

Consent of Independent Registered Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-33132, 333-80363, 333-07577) of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., and in the related Prospectus and in the Registration Statements (Form S-8 Nos. 333-53410, 333-83371) pertaining to the Stock Option Plans of CROWN FINANCIAL HOLDINGS, INC., of our report dated June 28, 2005, with respect to the consolidated financial statements of CROWN FINANCIAL HOLDINGS, INC., included in this Annual Report (Form 10-K) as of and for the year ended January 31, 2005, which includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern.

/s/ Marcum & Kliegman LLP

New York, New York

July 5, 2005